FOR IMMEDIATE RELEASE

Stanley Works Board Of Directors Names John Opie Interim Chairman

New Britain, Connecticut, January 2, 2004 … The Board of Directors of the Stanley Works (NYSE: SWK) announced today the election of John D. Opie, the former Vice Chairman of General Electric Company, as non-executive Chairman on an interim basis until a permanent Chairman is elected. In his role as Chairman, Mr. Opie, who has served as a Stanley director since mid-2000 and as lead director since mid-2003, succeeds John M. Trani, who retired as Chairman and Chief Executive Officer on December 31, 2003.

The Board also indicated that it is looking forward to making an announcement in the near future regarding the search for a permanent Chairman and a successor Chief Executive Officer to Mr. Trani. Pending that announcement, an interim management structure has been implemented to manage company operations until the new CEO is in place. The other two members of the Office of the Chairman – Joseph J. DeAngelo, Executive Vice President, Tools Group and James M. Loree, Executive Vice President, Finance and CFO – will oversee all corporate functions and business operations.

Mr. Opie commented: “I have had the opportunity to work closely with the Stanley management team this year and I am confident the company will continue to make strong progress with all of its customer and investor focused initiatives”.

Mr. Opie added: “Stanley set out to pursue the goal of shifting its business portfolio into favored growth markets. This process began with the 2002 identification and formation of two growth platforms, the Tools Group and Security Solutions, the latter enabled by the acquisition of Best Access Systems.

Most recently, the strategy was advanced with the planned sale of our entry door business and the announced acquisitions of CST/Berger and Blick plc. Our Board recognizes the great potential for shareowner value inherent in this strategy and will continue to support its active pursuit”.

The Stanley Works, an S&P 500 company, is a worldwide supplier of tools, hardware and door systems for professional, industrial and consumer use.

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Contact:	Gerry Gould, V.P.-Investor Relations, at (860) 827-3833 or at ggould@stanleyworks.com

The Stanley Works corporate press releases are available on the company’s corporate web site at www.stanleyworks.com. Click on “Investor Relations” and then on “News Releases”.